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                                                                    EXHIBIT 12.1
                                TUBOSCOPE INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT FOR RATIO)
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

                                                                                Fiscal Years Ended December 31,
                                                                 1997          1996           1995         1994         1993
                                                                 ----          ----           ----         ----         ----
EARNINGS:
  Income (loss) before income taxes and extraordinary loss     $84,949      $(34,988)       $15,205     $14,289      $(10,807)

  Interest expense                                              14,456        13,414         12,328      12,190        10,595

  Net amortization of debt costs                                   265           814            540         711           838
                                                               -------      --------        -------     -------      --------
  EARNINGS                                                      99,670       (20,760)        28,073      27,190           626

FIXED CHARGES:
  Interest expense                                              14,456        13,414         12,328      12,190        10,595

  Net amortization of debt costs                                   265           814            540         711           838
                                                               -------      --------        -------     -------      --------
  TOTAL FIXED CHARGES                                           14,721        14,228         12,868      12,901        11,433

  Preferred Dividends (gross up for tax effect)                      -             -          1,077       1,077         1,077
                                                               -------      --------        -------     -------      --------
  TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS                   14,721        14,228         13,945      13,978        12,510

Ratio of earnings to fixed charges                                 6.8             - *          2.2         2.1             - *
                                                               -------      --------        -------     -------      --------
Ratio of earnings to fixed charges and preferred dividends         6.8             - *          2.0         1.9             - *
                                                               -------      --------        -------     -------      --------
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*Income before income taxes and extraordinary loss were insufficient to cover fixed charges by $35.0 million in 1996 and $10.8 million in 1993.